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                                                                  EXHIBIT 99.1

[PHYSICIANS LOGO]

                                 PRESS RELEASE


                     PHYSICIANS CLINICAL LABORATORY REACHES
                     ARRANGEMENT WITH SECURED CREDITORS FOR
                   RESTRUCTURING OF DEBT; RECEIVES COMMITMENT
                         FOR $9.8 MILLION IN FINANCING

November 8, 1996                                        Sacramento, California


        The Board of Directors of Physicians Clinical Laboratory, Inc. ("PCL") announced today that it has filed a chapter 11 case in Los Angeles to facilitate a restructuring of its debt and the acquisition of the Company by an investor group. The investor group intends to make an immediate $9,800,000 cash infusion to provide adequate working capital and to assure continuity of operations and quality of service.

        An additional $5,000,000 of capital will be injected into the Company upon completion of the restructuring, which is anticipated to take five to six months.

        Jack Burgis, Chairman of the Board, said:

                "This restructuring is an extremely positive development for the Company. It will provide the Company with adequate liquidity and ensure the long-term viability of PCL. This restructuring will enable us to satisfy our customers and satisfy our creditors on a forward going basis."

        Under the proposed terms of the restructuring, the interests of the Company's existing stockholders and the interests of the holders of the Company's debentures would be significantly and substantially diluted and possibly eliminated.

        Physicians Clinical Laboratory is a full service clinical laboratory and operates in the Sacramento, San Francisco Bay Area, Central Valley, and Los Angeles markets. Based in Sacramento, the Company maintains one full service laboratory, two day laboratories, seventeen Stat facilities, and 225 patient service centers, and employs approximately 1,200 people throughout California.

        For further information, please contact J. Marvin Feigenbaum or Richard Brooks, at telephone number (916) 648-3500.




Corporate Headquarters
2495 Natomas Park Drive
Sacramento, Ca 95833
916 648-3500